QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10(f)

CHANGE IN CONTROL SEVERANCE AGREEMENT

        This Agreement is made the 9th day of August, 2004, by and between CONSTELLATION ENERGY GROUP, INC. (the "Company") and Michael J. Wallace (the "Executive").

        WHEREAS, the Company wishes to encourage the orderly succession of management in the event of a Change in Control (as hereinafter defined); and

        WHEREAS, the Company desires to maintain a severance benefit for the Executive covering the period from the date of a Change in Control until the end of the twenty-four month period following the date of a Change in Control, to avoid the loss or the serious distraction of the Executive to the detriment of the Company and its stockholders prior to and during such period when the Executive's undivided attention and commitment to the needs of the Company would be particularly important; and

        WHEREAS, the Executive desires to devote the Executive's time and energy for the benefit of the Company and its stockholders and not to be distracted as a result of a Change in Control.

        NOW, THEREFORE, the parties agree as follows:

1.    Definitions.

        1.1    Annual Award Amount.    The term "Annual Award Amount" means the average of the two highest annual incentive awards under the Company's annual incentive plan (or the annual cash incentive plan maintained by a successor company or a Subsidiary) payable under the terms of such annual incentive plan for the performance year during which the Qualifying Termination occurs, and paid in the last four years to the Executive prior to the occurrence of the Qualifying Termination; provided, however, that (a) if the Executive has not been employed by the Company or a Subsidiary for a sufficient length of time to have been eligible for payment of at least two full annual incentive awards, deemed target award payout shall be used for the one or two years for which the Executive was not so eligible; (b) for any year during which an annual incentive award was paid or is payable to the Executive that was prorated because of less than a full year of plan participation, such award shall be annualized; and (c) for any year during which a guaranteed minimum annual incentive award amount was paid or is payable to the Executive, such full (not prorated because of less than a full year of plan participation) guaranteed annual incentive amount shall be used for such year.

        1.2    Board.    The term "Board" means the Board of Directors of the Company.

        1.3    Cause.    The term "Cause" means the occurrence of any one or more of the following:

          (a)    The Executive is convicted of a felony involving moral turpitude; or

          (b)   The Executive engages in conduct or activities that constitutes disloyalty to the Company or a Subsidiary and such conduct or activities are materially damaging to the property, business or reputation of the Company or a Subsidiary; or

          (c)    The Executive persistently fails or refuses to comply with any written direction of an authorized representative of the Company other than a directive constituting an assignment described in Section 1.7(a); or

          (d)   The Executive embezzles or knowingly, and with intent, misappropriates property of the Company or a Subsidiary, or unlawfully appropriates any corporate opportunity of the Company or a Subsidiary.

        A termination of the Executive's employment for Cause for purposes of this Agreement shall be effected in accordance with the following procedures. The Company shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The "Board Meeting for Cause" means a meeting of the Board at which the Executive's termination for Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. The Executive's Termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a two-thirds vote of the entire membership of the Board, excluding employee directors, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that conduct constitutes Cause under this Agreement.

        1.4    Change in Control.    The term "Change in Control" means:

          (a)    individuals who, on January 24, 2003, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 24, 2003, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

          (b)   any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph  (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c)), or (E) pursuant to any acquisition by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

          (c)    there is consummated a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries (a "Business Combination"), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

          (d)   the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or the consummation of a sale of all or substantially all of the Company's assets.

        Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

        1.5    Effective Date.    The term "Effective Date" means the first date during the term of this Agreement on which a Change in Control occurs provided that the Executive is employed by the Company or a Subsidiary on such date. Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Company or a Subsidiary has terminated for any reason prior to the first date on which a Change in Control occurs, this Agreement shall be null and void as of the date of such termination of employment; provided, however, that if it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination.

        1.6    Eligible to Retire.    The term "Eligible to Retire" means an Executive who has met the eligibility requirements for retirement under any Company or Subsidiary supplemental executive non-qualified defined benefit retirement plan in which the Executive participated immediately prior to the occurrence of a Qualifying Termination.

        1.7    Good Reason.    The term "Good Reason" means, without the Executive's express written consent, the occurrence after the Effective Date of any one or more of the following:

          (a)    The assignment to the Executive of duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices, title and reporting relationships) as an executive and/or officer of the Company or a Subsidiary immediately prior to the Effective Date, or a material reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect immediately prior to the Effective Date (including as a type of such reduction or alteration for an Executive who is an officer of a publicly traded company immediately prior to the Effective Date, the Executive occupying the same position or title but with a company whose stock is not publicly traded), unless such act is remedied by the Company or such Subsidiary within 10 business days after receipt of written notice thereof given by the Executive; or

          (b)   A reduction by the Company or a Subsidiary of the Executive's base salary in effect immediately prior to the Effective Date or as the same shall be increased from time to time, unless such reduction is less than ten percent (10%) and it is either (i) replaced by an incentive opportunity equal in value; or is (ii) consistent and proportional with an overall reduction in management compensation due to extraordinary business conditions, including but not limited to reduced profitability and other financial stress (i.e., the base salary of the Executive will not be singled out for reduction in a manner inconsistent with a reduction imposed on other executives of the Company or such Subsidiary); or

          (c)    The relocation of the Executive's office more than 50 miles from the Executive's office immediately prior to the Effective Date; or

          (d)   Failure of the Company or a Subsidiary (whichever is the Executive's employer) to provide (i) the Executive the opportunity to participate in all applicable incentive, savings and retirement plans, practices, policies and programs of the Company or such Subsidiary to the same extent as other senior executives (or, where applicable, retired senior executives) of the Company or such Subsidiary, and (ii) the Executive and/or the Executive's family, as the case may be, the opportunity to participate in, and receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company or such Subsidiary, including, without limitation, medical, prescription, dental, disability, sick benefits, accidental death and travel insurance plans and programs, to the same extent as other senior executives (or, where applicable, retired senior executives) of the Company or such Subsidiary; or

          (e)    Failure of the Company or a Subsidiary (whichever is the Executive's employer) to provide the Executive such perquisites as the Company or such Subsidiary may establish from time to time which are commensurate with the Executive's position and at least comparable to those received by other senior executives at the Company or such Subsidiary; or

          (f)    The failure by the Company to comply with paragraph (c) of Section 11 of this Agreement; or

          (g)    Any other substantial breach of this Agreement by the Company that either is not taken in good faith or is not remedied by the Company promptly after receipt of notice thereof from the Executive.

        The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein; provided however, a termination of employment by the Executive for Good Reason for purposes of this Agreement shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination within six (6) months of the occurrence of the event constituting Good Reason or, if such event is not immediately recognizable by the Executive, within six (6) months of the date the Executive became or reasonably should have become aware of such event, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the thirtieth (30th) day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than sixty (60) days after the notice is given); provided, however, that no event described hereunder shall constitute Good Reason if such event is a result of an isolated, insubstantial and inadvertent action that is not taken in bad faith and that is remedied by the Company within ten (10) days after receipt of the Notice of Termination for Good Reason by the Company from the Executive. If the Company disputes the existence of Good Reason, the burden of proof is on the Company to establish that Good Reason does not exist.

        1.8    Ineligible to Retire.    The term "Ineligible to Retire" means an Executive who has not met the eligibility requirements for retirement under any Company or Subsidiary supplemental executive non-qualified defined benefit retirement plan in which the Executive participated immediately prior to the occurrence of a Qualifying Termination.

        1.9    Qualifying Termination.    The term "Qualifying Termination" means

          (a)    The occurrence of any one or more of the following employment termination events during the period beginning with the Effective Date and ending on the second anniversary of such date, shall constitute a "Qualifying Termination":

              (i)  The Company's termination of the Executive's employment without Cause (as defined in Section 1.7); or

             (ii)  The Executive's resignation for Good Reason (as defined in Section 1.7).

          (b)   A Qualifying Termination shall not include a termination of employment by reason of death, disability, the Executive's voluntary termination of employment without Good Reason, or the Company's termination of the Executive's employment for Cause.

        1.10.    Subsidiary.    The term "Subsidiary" means any corporation with respect to which the Company owns a majority of the outstanding shares of common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

2.    Severance Benefits for an Executive Ineligible to Retire.    Upon the occurrence of a Qualifying Termination with respect to an Executive who is Ineligible to Retire:

          (a)    Severance Payment.    The Company shall pay to the Executive an amount equal to three times the sum of the Executive's annual base salary (as in effect on the date of the Qualifying Termination, not reduced by any reduction described in Section 1.7(b) above) and Annual Award Amount. The payment shall be made in a lump sum after the Qualifying Termination, and within approximately 10 business days after the Company receives the executed agreement referred to in 2(e) below but in no case prior to the expiration of any period during which the Executive is permitted to revoke such agreement.

          (b)    Supplemental Retirement Benefits.    For purposes of determining the Executive's supplemental retirement benefits which the Executive is entitled to under the Company's supplemental non-qualified retirement plan in which the Executive participated immediately prior to the Qualifying Termination (or the supplemental retirement plan maintained by a successor company or a Subsidiary), (i) the Executive's age shall be deemed equal to the greater of (A) age 55 or (B) the Executive's actual age, (ii) the Executive's service percentage shall be deemed equal to 40%, (iii) any minimum service eligibility requirements for such benefits shall be waived and such benefits shall be fully vested, and (iv) Annual Award Amount shall be used to compute such benefits in lieu of any other annual incentive award amount under such plan.

          (c)    Severance Health Benefits.    The Company shall provide to the Executive a lump sum payment equal to the present value of the Company subsidy toward medical and dental benefits provided to active employees (with such cash payment based on the amount of such subsidy in effect immediately prior to the date of the Qualifying Termination), assuming such deemed subsidy is provided to the Executive for three years after the date of the Qualifying Termination. Also, (i) for an Executive who is at least age 55 with seven or more years of service on the date of the Qualifying Termination, the Company shall provide to the Executive an additional lump sum payment equal to the present value of the Company subsidy toward medical and dental benefits provided to a retiree of the Company who has the deemed service used to compute supplemental retirement benefits in Section 2(b) above (based on the amount of such subsidy in effect as of the date of the Qualifying Termination), assuming such subsidy is provided to the Executive beginning immediately after the three year period referenced in the first sentence of this paragraph until the end of the estimated life expectancy of the Executive; and (ii) for an Executive who is not at least age 55 with seven or more years of service on the date of the Qualifying Termination, no additional health benefits payment shall be provided by the Company. Such payment(s) shall be made within approximately 10 business days after the Company receives the executed agreement referred to in 2(e) below but in no case prior to the expiration of any period during which the Executive is permitted to revoke such agreement.

          (d)    Outplacement.    For a 60-day period commencing on the date of the Qualifying Termination, the Executive is entitled to receive outplacement services from one or more organizations that are offered by the Company from time to time, with such services capped at a Company cost of $50,000.

          (e)    Release.    The benefits described in this Section 2 are payable by the Company to the Executive only if after the date of the Qualifying Termination, the Executive executes (and does not subsequently revoke) in writing and submits to the Company, in the form, manner, and subject to the timing established by the Company, an agreement releasing legal claims, including those against the Company and its Subsidiaries, including but not limited to claims arising out of the Executive's Company or Subsidiary employment or termination of such employment. Such agreement shall be furnished by the Company to the Executive as soon as possible, but no later than ten (10) business days, after the date of the Qualifying Termination.

3.    Severance Benefits for an Executive Eligible to Retire.    Upon the occurrence of a Qualifying Termination with respect to an Executive who is Eligible to Retire:

          (a)    Severance Payment.    The Company shall pay to the Executive an amount equal to three times the sum of the Executive's annual base salary (as in effect on the date of the Qualifying Termination, not reduced by any reduction described in Section 1.7(b) above) and Annual Award Amount. The payment shall be made in a lump sum after the Qualifying Termination, and within approximately 10 business days after the Company receives the executed agreement referred to in 3(f) below but in no case prior to the expiration of any period during which the Executive is permitted to revoke such agreement.

          (b)    Supplemental Retirement Benefits.    For purposes of determining the Executive's supplemental retirement benefits which the Executive is entitled to under the Company's supplemental non-qualified retirement plan in which the Executive participated immediately prior to the Qualifying Termination (or the supplemental retirement plan maintained by a successor company or a Subsidiary), (i) the Executive's service percentage shall be deemed equal to 40% or the Executive's actual service percentage (whichever is greater); (ii) the Executive's supplemental retirement benefit shall not be reduced for early receipt; and (iii) Annual Award Amount shall be used to compute such benefits in lieu of any other annual incentive award amount under such plan.

          (c)    Severance Health Benefits.    The Company shall provide to the Executive a lump sum payment equal to the present value of the Company subsidy toward medical and dental benefits provided to active employees, less the Executive's actual Company subsidy toward such benefits (based on the amount of such subsidies in effect as of the date of the Qualifying Termination), assuming such subsidies are provided to the Executive for three years after the date of the Qualifying Termination. Also, the Company shall provide to the Executive an additional lump sum payment equal to the present value of the Company subsidy toward medical and dental benefits provided to a retiree of the Company who has attained age 65 and completed the greater of 20 years or actual years of service, less the Executive's actual Company subsidy toward such benefits (based on the amount of such subsidies in effect as of the date of the Qualifying Termination), assuming such subsidies are provided to the Executive beginning immediately after the three year period referenced in the first sentence of this paragraph until the end of the estimated life expectancy of the Executive. Such payments shall be made within approximately 10 business days after the Company receives the executed agreement referred to in 3(e) below but in no case prior to the expiration of any period during which the Executive is permitted to revoke such agreement.

          (d)    Outplacement.    For a 60-day period commencing on the date of the Qualifying Termination, the Executive is entitled to receive outplacement services from one or more organizations that are offered by the Company from time to time, with such services capped at a Company cost of $50,000.

          (e)    Release.    The benefits described in this Section 3 are payable by the Company to the Executive only if after the date of the Qualifying Termination, the Executive executes (and does not subsequently revoke) in writing and submits to the Company, in the form, manner, and subject to the timing established by the Company, an agreement releasing legal claims, including those against the Company and its Subsidiaries, including but not limited to claims arising out of the Executive's Company or Subsidiary employment or termination of such employment. Such agreement shall be furnished by the Company to the Executive as soon as possible, but no later than ten (10) business days, after the date of the Qualifying Termination.

4.    Non-Exclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or a successor company or a Subsidiary (whichever is the Executive's employer) for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or a successor Company or such Subsidiary. However, if the Executive receives severance benefits under this Agreement, the Executive is not also entitled to any benefit under any other severance plan, program, arrangement or agreement maintained by the Company or a Subsidiary except under the Employment Agreement made December 20, 2001 between the Company and the Executive (Employment Agreement); provided, however the Base Salary and performance bonus payments under Sections 7(d)(i) and (ii), and 7(e)(i) and (ii) of the Employment Agreement shall be offset by any cash payment made under Section 2(a) or 3(a) of this Agreement, and the Senior Executive Supplemental Plan benefit under Sections 7(d)(vi) and 7(e)(vi) of the Employment Agreement shall be offset by any such benefit under Section 2(b) or 3(b) of this Agreement. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any incentive compensation (including, but not limited to any restricted stock or stock option agreements), deferred compensation and other benefit programs listed in Section 1.7(d), life insurance coverage, or any other plan, policy, practice or program of, or any contract or agreement with, the Company or a successor Company or such Subsidiary on or after the date of the Qualifying Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

5.    Full Settlement.    The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

6.    Certain Additional Payments by the Company.

          (a)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereon) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b)   Subject to the provisions of paragraph (c) of this Section 6, all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by one of the major internationally recognized certified public accounting firms (commonly referred to, as of the date hereof, as a Big Four firm) designated by the Executive and approved by the Company (which approval shall not be unreasonably withheld) (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group affecting the change of control, the Executive shall designate another Big Four accounting firm (subject to the approval of the Company, which approval shall not be unreasonably withheld) to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the

  Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) of this Section 6 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c)    The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

              (i)  give the Company any information reasonably requested by the Company relating to such claim,

             (ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (iii)  cooperate with the Company in good faith in order effectively to contest such claim, and

             (iv)  permit the Company to participate in any proceedings relating to such claim;

  PROVIDED, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c) of Section 6, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d)   If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 6, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly take all necessary action to obtain such refund and (subject to the Company's complying with the requirements of paragraph (c) of this Section 6) upon receipt of such refund shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7.    Termination of Agreement.    This Agreement shall remain in effect from the date hereof until the last day of the twenty-fourth calendar month following the date of a Change in Control. Further, upon a Qualifying Termination, this Agreement shall continue until the Company or its successor shall have fully performed all of its obligations thereunder with respect to the Executive, with no future performance being possible. This Agreement may be terminated at any time by the Board with the written consent of the Executive. Notwithstanding the foregoing, this Agreement shall automatically terminate upon cessation of Executive's employment with the Company and its Subsidiaries prior to the Effective Date.

8.    Amendment of Agreement.    This Agreement may be amended at any time by the Board with the written consent of the Executive.

9.    Construction.    Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

10.    Governing Law.    This Agreement shall be governed by the laws of Maryland.

11.    Successors and Assigns.

          (a)    This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

12.    Indemnification.    The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) that are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company.

13.    Notice.    Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address the Executive has filed in writing with the Company, or in the case of the Company, to its principal offices.

14.    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

15.    Withholding.    Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

16.    Entire Agreement.    Unless otherwise specifically provided in this Agreement, the Executive and the Company acknowledge that this Agreement supersedes any other agreement between them or between the Executive and the Company or a Subsidiary, concerning the subject matter hereof; provided, however, that this Agreement shall not supersede the Employment Agreement made December 20, 2001 referenced in Section 4 of this Agreement but such agreements shall be coordinated as set forth in Section 4 of this Agreement.

17.    Alienability.    The rights and benefits of the Executive under this Agreement may not be anticipated, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

18.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

CONSTELLATION ENERGY GROUP, INC.
By:	/s/
/s/ Michael J. Wallace

QuickLinks

  Exhibit 10(f)
CHANGE IN CONTROL SEVERANCE AGREEMENT